Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 28, 2025, with respect to the consolidated financial statements of Lichen International Limited (formerly known as “Lichen China Limited) as of December 31, 2024 and 2023, and for the years ended December 31, 2024 and 2023, which appears in the annual report on Form 20-F of Lichen International Limited for the years ended December 31, 2024 and 2023.

/s/ Enrome LLP

Singapore, Singapore

November 7, 2025